INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is entered into as of January 5, 2010 (the “Effective Date”), by and between Corruven Canada, Inc., an New Brunswick, Canada corporation (the “Licensor”) and Corruven, Inc., a Nevada corporation (the “Licensee”) (The Licensor and the Licensee may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Licensor is the owner of certain valuable patents and patent applications relating to materials, methods and devices relating to their CorruvenTM wood panel;

WHEREAS, the Licensor is willing to extend to the Licensee an exclusive license under such patents and patent applications;

WHEREAS, the Licensee is desirous of acquiring a license under such patents and patent applications;

WHEREAS, in connection with and as an inducement to enter into this Agreement, the Parties have entered into a research and development agreement (the “R&D Agreement,” a copy of which has been attached hereto as Exhibit A);

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and mutual promises, covenants and conditions contained herein, the Parties agree to be legally bound as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms have the meanings herein set forth.

1.1           “Licensed Patents” shall mean; United States Patent Application No.: 61/118,532; Canada Patent Application No.: 2,650,873; International Patent Application No. PCT/CA2009/001739; and Canada Trademark Application No.: 1420103; and any continuation, continuation-in-part, divisional, reexamination certificate, reissued patent, and/or certificate of correction thereof and any patents granted upon any extensions thereof and any foreign derivative patents or counterparts thereof, whether or not in existence as of the Effective Date.

1.2           “Licensee” shall mean any organization and any corporation that directly, or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with, Licensee, or any organization or any corporation that acts as an authorized agent, distributor or independent sales outlet for Licensee.

1.3           “Products” shall mean any CorruvenTM wood panels and any other products utilizing the Licensed Patents sold by Licensee for use according to the Licensed Patents.

1.4           “Methods and Devices” shall mean methods, structures, assemblies and devices employed in making the Products which are covered by at least one of the claims contained in the Licensed Patents.

1.5           “Net Sales” shall mean the total sales of the Products sold by Licensee to a third party, but excluding returns. Net Sales shall exclude costs associated with packaging, shipping, storage, insurance and taxes/tariffs levied on the Products.

1.6           “Confidential Information” shall mean all information (in written, oral or electronic form) that is disclosed between the Parties and that is conspicuously marked by the disclosing party as being confidential, or should have been reasonably understood by the receiving party as confidential; and shall include, without limitation, this agreement, its terms and any discussions/negotiations leading up to its execution; business, financial and technical information; software, demonstration programs, routines, algorithms, computer systems, techniques, documentation, designs, procedures, formulas, inventions, improvements, concepts, records, files, memoranda, reports, drawings, plans, price lists, customer lists, and/or the like.

ARTICLE II

GRANT

2.1           Upon the Effective Date and during the term of this Agreement, the Licensor extends to Licensee a worldwide exclusive license under the Licensed Patents, with an exclusive right to sublicense the Methods and Devices to sublicensees. Such exclusive license shall continue until terminated pursuant to the terms contained herein.

ARTICLE III

LICENSE FEE

3.1           In consideration of the exclusive licenses granted pursuant to this Agreement, Licensee shall pay to Licensor for the license extended under the Licensed Patents an annual royalty license fee of one percent (1%) of Net Sales of the Products sold by Licensee pursuant to this Agreement (the “License Fee”). The License Fee shall be calculated as 0.01 times the Net Sales of the Products sold as defined above. (For example, if the Net Sales of Products equals $2,000,000 in any given payment period, the License Fee shall be $2,000,000 x 0.01 = $20,000).

ARTICLE IV

RECORD, REPORTS AND PAYMENT

4.1           No License fee shall accrue or be considered earned, due and payable until the fifth (5th) anniversary of the Effective Date herein. Following such five year period wherein no License Fee is payable to the Licensor, Licensee shall make written reports to Licensor within sixty (60) calendar days after the end of each following calendar year during the term of this Agreement. Each report shall state the amount of Products which have been sold by Licensee, and/or its sublicensees, the License Fee due, and the manner in which the License Fee has been computed. The report shall be accompanied by payment from Licensee to Licensor of the License Fee due.

4.2           Licensee shall maintain sufficiently detailed and accurate records and books of accounts of all Licensee’s and Licensee’s sublicensees sales of Products in connection with the rights granted to Licensee hereunder. Licensee shall permit an independent accountant, appointed and paid by Licensor to inspect, at reasonable times during regular business hours and upon reasonable notice, but for no more than two (2) consecutive calendar days, the books and records of Licensee relating to the exercise of the rights granted hereunder. The independent accountant shall report to Licensor only whether the amounts reported and paid to Licensor by Licensee are accurate.

4.3           Licensee shall be responsible to Licensor for all License Fees due and owing to Licensor and resulting from the operations of Licensee, and its sublicensees.

4.4           Each payment to Licensor hereunder shall be made in United States dollars, unless otherwise mutually agreed upon in writing by both Parties. Each payment to Licensor shall be without deduction for taxes or charges of any kind except any income taxes or a tax imposed in lieu of an income tax that may be imposed upon Licensor by any Government or any political subdivisions thereof with respect to any amount payable to Licensor pursuant to this Agreement. Licensee shall provide Licensor with receipts for any taxes paid to any Government and in such form as shall be most useful to Licensor for tax credit purposes in the United States of America.

4.5           If Licensee shall fail to make any License Fee payment to Licensor as specified herein, such amounts due shall accrue interest at a rate of eight percent (8%) per annum; and upon thirty (30) calendar days written notice to Licensee pursuant to Article 7, Licensor shall have the right to terminate this Agreement.

ARTICLE V

CONFIDENTIALITY

5.1           Licensee agrees to maintain in secrecy and strict confidence any Confidential Information and other data and information learned directly or indirectly from Licensor hereunder by Licensee before of after the Effective Date hereof plus such modifications and improvements based on or related to the Confidential Information disclosed hereunder or developed by Licensee pursuant to this Agreement. Licensee reserves the right to not accept any such information provided by Licensor, which Licensor designates with the marking Confidential Information.

5.2           Licensee may divulge or permit divulgation of Licensor's Confidential Information to those of Licensee's employees or subcontractors who strictly need to know such information to enable Licensee to implement and enjoy its full rights and licenses under this Agreement, but only to the extent necessary under the circumstances; provided that all such employees and subcontractors to whom such information is divulged are bound, by a duly executed written agreement satisfactory to Licensor, with Licensee to maintain all such information in secrecy and confidence in accordance with terms no less rigorous than those set forth in this Agreement.

5.3           Licensee agrees to promptly notify Licensor of any wrongful use or disclosure and whether Licensee wishes to take timely action to prevent or stop such wrongful use or disclosure. Licensee shall have the right to take timely and vigorous legal and other appropriate action at its expense against any and all persons who either wrongfully use or wrongfully disclose any portion of Licensor's Confidential Information, existing on the date hereof or later originated, which was divulged to Licensee under this Agreement and misappropriated from Licensee. In the event the Licensee does not wish to take timely action or if Licensor is not satisfied that Licensee's action will adequately protect and preserve the secret and confidential nature of the Confidential Information, then Licensor shall have the right to take action in Licensor's behalf and Licensee shall provide all necessary assistance to Licensor at Licensee's sole expense.

5.4           In the event this Agreement is terminated, Licensee agrees for itself and its employees, at Licensor's request, to immediately deliver to Licensor all of Licensor’s Confidential Information, and not to retain any copies thereof or use any such information without written consent of Licensor including copies or documents containing portions of such information, provided however, that this obligation shall not apply to the Confidential Information excluded from the confidentiality obligations by the terms of this Agreement.

5.5           All information provided by Licensee to Licensor in connection with this Agreement, shall be designated as Confidential Information of Licensee.

ARTICLE VI

PATENT MAINTENANCE AND INFRINGEMENT

6.1           Licensor shall be solely responsible for any expenses for, filing, prosecution and maintenance of Licensed Patents, said filing, prosecution and maintenance to be performed by Licensor.

6.2           In the event that Licensor no longer desires to maintain any Licensed Patent, Licensor shall provide Licensee with thirty (30) calendar days prior written notice of such desire and Licensor shall agree to permit Licensee to make maintenance payments on Licensed Patents in its stead.

6.3           Licensor and Licensee each shall notify the other promptly following the discovery of any infringement of any Licensed Patent by any third party. Licensor shall promptly undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement and, if not successful, Licensor shall at its option bring suit against such infringer. If during the term of this Agreement any third party shall infringe any Licensed Patent and Licensor fails to obtain a discontinuance of said infringement and/or elects not to bring an infringement suit against such third party, then in any such event Licensor shall give notice in writing to Licensee of its election not to bring suit and of the circumstances of such infringement, including such evidence of infringement as Licensor may possess and the identity of specific members of Licensed Patents so infringed. Licensee may in its sole discretion determine whether to obtain a discontinuance of the infringing activity or bring an action for patent infringement at its own expense against such third party. Any infringement suit by Licensee shall be in the name of Licensee and Licensor. For this purpose Licensor agrees to join voluntarily in any such suit and shall execute such legal papers necessary for the prosecution of such suit as may be requested by Licensee. Licensee shall be liable for all costs and expenses of such litigation and shall be entitled to receive and retain fifty percent (50%) of all recoveries therefrom after deducting all costs and expenses associated with the litigation, with the remaining fifty percent (50%) due to Licensor. Licensee’s failure to obtain discontinuance of the alleged infringing operation, settlement with any actual or alleged third party infringer under any terms whatsoever or election not to bring an infringement suit against such third party infringer as provided hereinabove, shall not affect Licensee’s obligations to pay Licensor any License Fees as required hereunder.

6.4           Licensor and Licensee each shall take all reasonable steps in any suit maintained by either of them to allow the other to be represented by counsel of its own selection and at its own expense but the direction of the suit shall remain in the hands of the Licensor. The other of said Parties shall cooperate fully and furnish any evidence in its possession bearing on the issues involved in each suit.

6.5           Should any patent licensed to Licensee hereunder be declared invalid, not infringed or limited in scope or enforceability by a decision of a court or other tribunal of competent jurisdiction in the country in which the patent was granted binding on all persons in all parts of said country, from which no appeal is or can be taken, then the construction placed upon said patent by said court or other tribunal shall be followed by the Parties hereto from and after the date of entry of the decree of said court or tribunal and royalties shall thereafter be payable to Licensor in accordance with such construction for the country in which the litigation occurred.

ARTICLE VII

TERM AND TERMINATION

7.1           Unless sooner terminated, as hereinafter provided, this Agreement shall remain in full force and effect until the expiration of the last to expire of the Licensed Patents.

7.2           If either Party shall at any time fail to fulfill its obligations under this Agreement or the R&D Agreement, the other Party, in addition to all of the rights and remedies it may have, may terminate this Agreement upon thirty (30) days written notice to the defaulting Party, but if such default is corrected during the notice period or waived by either Party in writing, the notice shall be of no further force or effect.

7.3           The forgoing right of the Parties to terminate this Agreement shall be at the option of the Party who is not in breach of its obligations and the failure to exercise any such right in the event of any occurrence giving the rise thereto shall not constitute waiver of the right in the event of any subsequent occurrence.

7.4           Should Licensee become insolvent, liquidate, make an assignment for the benefit of creditors, become the subject of any bankruptcy proceeding, or wind up its operations, then in such event Licensor may at any time thereafter on written notice to Licensee effective forthwith cancel this Agreement and the rights herein granted.

7.5           Should this Agreement be terminated or cancelled, all provisions regarding confidentiality referred to herein shall remain in full force and effect for a period of five (5) years.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1           The Parties represent and warrant that they each have the unencumbered right to enter into this Agreement.

8.2           Licensor represents and warrants that it has not extended any licenses to Licensed Patents to any third parties as of the Effective Date.

8.3           Licensor represents, to the best of its knowledge, that Licensed Patents are valid and enforceable.

8.4           Licensee represents, to the best of its knowledge, that the practice of the technology as defined by the claims in Licensed Patents does not infringe the claims of any granted United States or non-United States patents, owned by a third party, to which Licensee is not licensed as of the Effective Date.

ARTICLE IX

MISCELLANEOUS

8.1    Entire Agreement.   Each Party has the full right, power and authority to execute, deliver and perform this Agreement. This Agreement sets forth the entire legal agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

8.2           Indemnification. Each Party agrees to indemnify the other Party and hold it harmless against any losses, claims, damages or liabilities incurred by the other Party, in connection with, or relating in any manner, directly or indirectly, to this Agreement. Additionally, each Party agrees to reimburse the other Party immediately for any and all expenses, including, without limitation, attorney fees, incurred by such Party in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to this Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). Each Party further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the other Party and their heirs, legal representatives, successors and assigns. The provisions set forth in this section shall survive any termination of this Agreement.

8.3           Notices.    Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof.

8.4           Waiver and Amendment.    Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

8.5           Governing Law. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NORTH COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

8.6           Attorneys’ Fees. Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.

8.7           Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

8.8           Severability. Should any term, provision, or other portion hereof be held by any court of competent jurisdiction to be unenforceable or invalid for any reason, the remainder hereof shall be unaffected by such holding and shall be given full force and effect.

8.9           Assignment. This Agreement and any interest therein shall be assignable or transferable by either Party upon written consent by both Parties.

8.10         Facsimile Signatures.         The Parties hereby mutually agree that this Agreement may be executed by facsimile signatures of any one or more Parties, each of which shall have the same legal and binding force and effect as ribbon original signatures.

8.11         Conflicts of Interest. The Parties understand and acknowledge that due to the fact several individuals maintain director and officer positions of both Licensor and Licensee, inherent conflicts of interest exist at the time of execution of this Agreement, and future conflicts of interest may arise at future dates. The Parties have been advised of and agree to waive such current conflicts of interest as they exist as of the Effective Date. Disclosure of future conflicts of interest may be made in writing or through oral communication. Acknowledgement of future conflicts of interest and each Party’s waiver of any cause of action against the other Party related to such conflict of interest may be made in writing or through oral communication.

8.12         Joint Drafting and Exclusive Agreement. This Agreement and the R&D Agreement are the only Agreements executed by and between the Parties related to the subject matter described herein. There are no additional oral agreements or other understandings related to subject matter described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

8.13         Acknowledgments and Assent. The Parties acknowledge that they have been given at adequate time to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first above written.

LICENSOR	LICENSEE

CORRUVEN CANADA, INC.	CORRUVEN, INC.

A New Brunswick corporation	A Nevada corporation

/s/ Alain Belanger	/s/ Alain Belanger

By: Alain Belanger	By: Alain Belanger
Its: President	Its: Chief Executive Officer

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.

EXHIBIT A

Research & Development Agreement